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                                                                     Exhibit 8.2

Town Pages Holdings Plc                                    __ February 1999
11 Market Square
Alton Hampshire                                                   CJWS

Dear Sirs

Town Pages Holdings Plc

We refer to the Taxation section on pages 71-75 of the F1 registration statement dated February 10, 1999 issued in respect of the offering of 2,000,000 ADSs. We confirm that we have reviewed these pages in relation to UK taxation and that, in our opinion, the statements included therein are correct and do not omit anything likely to materially affect the import of such information.

Yours faithfully,



McFADDEN, PILKINGTON & WARD